Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 17, 2018, relating to the statement of assets acquired and liabilities assumed of the acquired L’Orange business appearing in the Current Report on Form 8-K/A of Woodward, Inc. and subsidiaries as of June 1, 2018.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

September 28, 2018